Exhibit 99.1

IVAX Corporation
4400 Biscayne Boulevard
Miami, FL 33137
Telephone: 305-575-6000

IVAX EXPANDS ANIMAL HEALTH BUSINESS

Announces Agreement to Purchase Phoenix Scientific, Inc.

     MIAMI – February 15, 2005 – IVAX Corporation (AMEX: IVX, LSE: IVX.L, WSE: IVX) announced today that it has entered into an agreement to acquire Phoenix Scientific, Inc. Headquartered in St. Joseph, Missouri, Phoenix Scientific (Phoenix) is the industry’s largest manufacturer of generic veterinary pharmaceutical formulations, with 2004 sales of over $130 million. The closing of the transaction, subject to certain customary conditions including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, is expected to occur during the second quarter of 2005, after which Phoenix will be combined with DVM Pharmaceuticals, Inc. (DVM), IVAX’ veterinary products business. The Purchase Agreement provides that at the closing IVAX will pay a combination of $196,850,000 in cash and $75,000,000 in IVAX common stock as consideration for 100% of Phoenix.

     Jane Hsiao, Ph.D., Vice Chairman-Technical Affairs and Chief Technical Officer of IVAX, and Chairman and Chief Executive Officer of DVM Pharmaceuticals, Inc, said, “Phoenix, like DVM, is a company with a superior reputation and management; it will be an important addition to IVAX’ existing veterinary operations and greatly enhance our ability to compete in the U.S. animal health market. The acquisition of Phoenix is expected to be immediately accretive and a growing contributor to IVAX’ earnings.”

     DVM, IVAX’ wholly owned animal health subsidiary, is well recognized by veterinarians as a pioneer and leader in providing topical and oral treatments for dermatological conditions in cats, dogs and horses. Best known for its brands, DermCaps®, 3VCaps®, Malaseb™, and the Synovi family of products, DVM and its professional sales team are strong in the ethical companion animal market. During the past five years, DVM has focused its research to develop products to treat respiratory disorders, benefiting from technology used in IVAX’ human health products. DVM recently introduced NebulAir™, a portable nebulizer designed to vaporize liquid medications for inhalation by cats and dogs. A new, non-CFC, aerosol steroid medication delivered by IVAX’ patented breath operated aerosol inhaler is in clinical trials to treat asthma (heaves) in horses.

     Phoenix is an important provider of products for food animals, but is increasing its emphasis on the high growth rate segment of the companion animal market. Phoenix manufactures over 80 products in the form of oral liquids and solids, injectables, pour-ons and pastes, and other novel formulations. Since getting its first FDA approval for a product in 1994, Phoenix has averaged one new approval approximately every 60 days and currently has a pipeline of over 50 products to treat livestock and companion animals.

     The strategic acquisition of Phoenix will allow IVAX, supported by DVM’s strong sales force, to offer the largest number of quality products to distributors, prescribing veterinarians, farmers and pet owners in the United States. The combined company will offer almost all dosage forms and delivery systems used to treat food and companion animals. IVAX’ strength in sourcing and purchasing active pharmaceutical ingredients for its human generic drug unit will have a synergistic impact on cost savings and accelerated animal drug development for the combined companies. Additionally, IVAX’ international human products business presence will provide opportunities to globalize its animal healthcare business. The combination of DVM’s and Phoenix’ industry knowledge, assets and resource will help accelerate drug development and approvals by the FDA to lead the industry in both generic and innovative animal drug introductions.

     IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.

     Copies of this and other news releases may be obtained free of charge from IVAX’ website at www.ivax.com.

     This press release contains certain forward-looking statements by IVAX regarding expectations which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequentially, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, that the acquisition of Phoenix Scientific may be delayed or may not be consummated at all; that the acquisition may not enhance IVAX’ ability to compete in the U.S. animal health market; that the acquisition may not be immediately accretive; that the benefits IVAX anticipates from the combination with Phoenix Scientific, including its expected contribution to IVAX’ earnings, may be less than expected; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals; that IVAX and/or Phoenix may not receive approval of products in their respective pipelines, or that if approved, the products will not be successfully commercialized; that IVAX and Phoenix may not file any additional products with the FDA for approval; that the combined company may not offer the largest number of products; that IVAX’ human drug development may not have the expected synergistic impact on cost savings or the speed of drug development for the combined company; that IVAX’ international human products business may not provide the expected opportunities to globalize the combined company’s animal healthcare business; and that the combined company may not accelerate drug development or approvals from the FDA or lead the industry in generic and innovative animal drug introductions. In addition to the risk factors set forth above, IVAX’ forward looking statements may also be adversely affected by general market factors, competitive product development, product availability, manufacturing issues that may arise, trade buying patterns, patent positions and litigation, among other things. For further details and discussion of these and other risks and uncertainties, see IVAX’ Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:
David Malina
Director/Investor Relations & Corporate Communications
305.575.6043